Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

SILVER BOW MINING CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)(2)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common shares(3)	Rule 457(o)			$57,500,000	(4)	$138.10 per $1,000,000	$7,490.75
	Total Offering Amounts					$57,500,000			$7,490.75
	Total Fees Previously Paid								$5,558.53
	Total Fee Offsets								$0
	Net Fee Due								$1,932.22

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).
(2)	The registration fee is calculated in accordance with Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.
(3)	In accordance with Rule 416(a), we are also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, share dividends or similar transactions.
(4)	Includes $7,500,000 aggregate offering price attributable to additional common shares that the underwriters have the option to purchase to cover over-allotments, if any.